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                                                                   Exhibit 10.27

GRACE

                                          PAUL J. NORRIS
                                          Chairman, President & Chief Executive
                                          Officer

                                          W. R. Grace & Co.
                                          7500 Grace Drive
                                          Columbia, MD 21044

                                          (410) 531-4404
                                          Fax: (410) 531-4414
                                          email paul.j.norris@grace.com




November 17, 2003

Mr. Alfred E. Festa
14713 Goddingham Court
Midlothian, VA 23113

Dear Fred:

This letter agreement specifies the terms of your employment with W. R. Grace & Co. (the "Company") as President and Chief Operating Officer (collectively, the "COO"), which was approved by the Company's Board of Directors (the "Board") and Compensation Committee of the Board on November 6, 2003. In addition, this agreement was authorized by the U. S. Bankruptcy Court with jurisdiction over the Company's Chapter 11 cases on November 13, 2003.

Also, please note that I have agreed with the Board to relinquish the title of "President" of the Company, effective as of your first day of employment with the Company, which is today, November 17, 2003. I am extremely pleased that you will be joining the Company and believe you will make a valuable contribution to our future.

If you agree with the terms of this letter agreement, please sign where indicated below and return one fully executed copy to me. An additional copy of this letter is also enclosed for your records.

RESPONSIBILITIES

Your employment with the Company begins today, November 17, 2003. (As all other Company Headquarters employees, you will actually be employed by W. R. Grace & Co.-Conn., but will be an elected officer of both W. R. Grace & Co. and W. R. Grace & Co.-Conn.) Your title will be "President and Chief Operating Officer" of the Company, and you will report directly to me.

Your principal obligations, duties and responsibilities will be those generally inherent in the office and title of COO. In that regard, each of the Company's businesses will report directly to you, including Davison Catalysts, Davison Silicas and Grace Performance Chemicals. Your office will be located at the Company's Headquarters in Columbia, Maryland.




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Alfred E. Festa                 November 17, 2003                         Page 2

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TERM OF AGREEMENT

The term of your employment under this letter agreement will be for a period of three years, beginning on the date your employment with the Company commences, November 17, 2003, and ending on November 16, 2006 (such period is referred to in this agreement as your "Initial Employment Term").

If your employment as COO of the Company (or in any other position) continues after the Initial Employment Term, and no other contrary arrangements have been mutually agreed in writing between you and the Board, then the arrangements described in this agreement will be discontinued and you will be an employee of the Company "at will" subject to the same requirements as similarly situated employees of the Company at that time, except as provided under the following section entitled "Severance Pay Arrangement".

COMPENSATION

1. Your initial annual base salary as COO will be $550,000.00. Thereafter, your base salary will be subject to periodic reviews on the same basis and at the same intervals as are applicable to other senior officers of the Company.

     Your salary will cease to accrue immediately upon your termination of employment with the Company, even if your termination occurs during your Initial Employment Term and whether or not your termination is voluntary. (Note, however, the provisions under "Severance Pay Arrangement.")

2. You will be eligible to participate in the Company's Annual Incentive Compensation Program. For 2003 and 2004, your targeted award under the Program will be 100% of your base salary earned during the applicable calendar year. For 2005 and thereafter, your targeted award will be 75% (or greater, as determined by the Board) of your annual base salary earned during the applicable calendar year. Any payments to you under the Program will be made at the same time and in the same manner as payments to other participants in the Program. Under the Program, awards for a calendar year are generally paid during March of the following calendar year. A Program participant is not entitled to payment of an award for a calendar year, if the participant is not an active employee of the Company on the date the award is actually paid. Awards under this Program are subject to Board approval and are contingent upon individual performance and financial results of the Company. In general, the amount of award paid to any participant may range from 0% to 200% of the participant's targeted award for the year, depending on individual performance and the extent to which the Company achieves (or surpasses) certain financial goals. These and the other provisions of the Program will apply to you in the same manner as applicable to other Program participants, except as specified below with regard to an award for 2003.

3. Notwithstanding the foregoing, the award payment you will receive under the Annual Incentive Compensation Program for 2003 will not be less than the result of the following calculation: your targeted award for that year (i.e., 100% of your annual base salary as of December 31, 2003), multiplied by a fraction where the numerator is the number of days during 2003 that you are an employee of the Company and the denominator is 365. However, as indicated above, you will only receive a payment


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Alfred E. Festa                 November 17, 2003                         Page 3

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     under the Program for 2003 if you are an active employee of the Company on the date that the payments for that year are made to all participants in March 2004.

4. As described in this paragraph, you will be eligible for a targeted award under the Company's currently effective Long-Term Incentive Plans (the "LTIPs") for the following performance periods: 2002-2004 and 2003-2005. The amount of the targeted award applicable to you under each of those LTIPs shall be $687,000 (i.e., 125% of your starting annual base salary). However, any award payment to which you become entitled under any of the LTIPs shall be pro-rated to reflect the percentage of days during the applicable performance period that you were an active employee of the Company.

     In all other respects, the terms of each of your LTIP awards shall be the same as the terms governing the awards of the other participants under the applicable LTIP.

     You shall also be considered for awards under any other stock or cash based incentive programs maintained by the Company during your employment, at such times such awards are considered for other senior officers of the Company or at such other times the Board deems appropriate, at the sole discretion of the Board.

5. Consistent with your election as an officer of the Company, the Company will enter into an Executive Severance Agreement with you. In general, the terms of that agreement would provide for a severance payment of 3 times the sum of your annual base salary plus your targeted annual incentive compensation award, and certain other benefits, in the event your employment terminates under certain conditions following a change-in-control of the Company.

     The form and provisions of your Executive Severance Agreement will be the same as applicable to other elected officers of the Company. A copy of the Agreement has previously been provided to you.

SEVERANCE PAY ARRANGEMENT

If your employment is terminated by the Company without "Cause" (as defined below) or by you as a result of "Constructive Discharge" (as defined below), during your Initial Employment Term, you will be entitled to the severance payment described in the next sentence. The severance payment will be 1.5 times a dollar amount equal to 175% of your annual base salary at the time your employment is terminated. The severance payment may be made to you in installments, at the same time and in the same manner as salary continuation payments, over a period of 18 months beginning as of the date you are terminated. However, at your option, the entire severance payment may be paid to you in a single lump-sum as soon as practical after your termination (if approved by the Compensation Committee). In all other respects, your severance pay arrangement shall be governed by the terms of the W. R. Grace & Co. Severance Pay Plan for Salaried Employees.

You will also be entitled to the severance payment described in the prior paragraph if you decide to terminate your employment with the Company in the event that the Board does not offer you the position of Chief Executive Officer of the Company following my departure from the Company, and elects another individual as my successor to that position; provided that you comply with the notice requirements specified in the next sentence. In order to be


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Alfred E. Festa                 November 17, 2003                         Page 4

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entitled to the severance payment under these circumstances, you must comply with the following notification requirements: (1) you must deliver to the Chairman of the Compensation Committee of the Board (the "Comp Committee Chairman") written notice of your intention to terminate your employment (your "Termination Notice") no later than 30 days after the date the Company publicly announces that the Board has elected another individual as my successor as Chief Executive Officer and (2) your Termination Notice must specify your last date of employment with the Company, which must be no earlier than 30 days, and no later than 90 days, after the date your Termination Notice is delivered to the Comp Committee Chairman. Of course, if and when these circumstances arise, you and the Board may agree in writing to alternative arrangements regarding your employment status and the appropriate notice requirements.

You will not, in any event, however, be entitled to the severance payment described above if, at the time your employment terminates, your employment terminates as the result of your death, or you are entitled to payments under your Executive Severance Agreement described above, or to disability income payments under the Grace "LTD Plan" and/or "ESP Plan" described below.

Also, if you receive a severance payment under this letter agreement, you will not be entitled to any other severance pay from the Company.

DEFINITION OF CAUSE

"Cause", for purposes of this letter agreement, means:

(i) Commission by you of a criminal act (i.e., any act which, if successfully prosecuted by the appropriate authorities would constitute a crime under State or Federal law) or of willful misconduct (including but not limited to violating written policies of the Company), which has had or will have a direct material adverse effect upon the business affairs, reputation, properties, operations or results of operations or financial condition of Company,

(ii) Refusal or failure of you to comply with the mandates of the CEO or the Board (unless any such mandates by the CEO or the Board constitute Constructive Discharge, and you have determined to terminate your employment as a result thereof), or failure by you to substantially perform your duties as COO, other than such failure resulting from your total or partial incapacity due to physical or mental illness, which refusal or failure has not been cured within 30 days after notice has been given to you, or

(iii) Material breach of any of the terms of this agreement by you, which breach has not been cured within 30 days after notice has been given to you.

DEFINITION OF CONSTRUCTIVE DISCHARGE

"Constructive Discharge," for purposes of this letter agreement, means the occurrence of any of the following without your prior written consent:

(i) any demotion from the position of COO of the Company (provided that this provision shall not apply if you are appointed or elected to one or more other positions within the Company that are in addition to your position as COO, at the same time that you retain the COO position);


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Alfred E. Festa                 November 17, 2003                         Page 5

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(ii)   the relocation of your principle office to a location more than 35 miles away from the current site of the Company's Headquarters in Columbia, Maryland;

(iii) any material diminution in your level of authority from that of COO or any assignment to you of any duties that are not consistent with the position of COO; other than authority or duties that (i) may be appropriate to another position with the Company that you hold in addition to the position of COO, (ii) are assigned to you as a result of your election as CEO, (iii) result from any requirement or request from the CEO or the Board that is reasonably related to your position as COO (or any other position you may hold with the Company at the time you retain your position as COO), or (iv) results from an inadvertent failure or oversight of the CEO or Board that is remedied within 30 days after your written notice thereof has been received by the "Comp Committee Chairman" (as defined above);

(iv) the Company imposes upon you compensation arrangements that do not comply with this letter agreement; or

(v)    any material breach of this letter agreement by the Company.

Notwithstanding the forgoing:

o any termination of employment by you will not be deemed to be a termination as a result of Constructive Discharge, unless (i) you provide to the Comp Committee Chairman written notice of your decision to terminate your employment that sets forth in reasonable detail the specific conduct or occurrence that you deem constitutes Constructive Discharge and the specific provision of this letter agreement upon which you rely and (ii) the Company does not cure such conduct or occurrence within 30 days after such notice has been received by the Chairman;

o your right to terminate your employment on the basis of Constructive Discharge shall be deemed waived by you if you do not provide such notice to the Comp Committee Chairman within 60 days after you become aware of all material facts regarding the conduct or occurrence that your deem constitutes Constructive Discharge.

OTHER BENEFIT PROGRAMS

As a senior officer of the Company, you will also be eligible to participate in the following benefit plans and programs (subject to the continuation and the actual provisions of the plans and programs, as amended from time to time):

o The W. R. Grace & Co. Retirement Plan for Salaried Employees ("Grace Salaried Retirement Plan")
o      The W. R. Grace & Co. Supplemental Executive Retirement Plan
o      The W. R. Grace & Co. Salaried Employee Savings & Investment Plan
o      The W. R. Grace & Co. Savings & Investment Plan Replacement Payment
       Program
o      The W. R. Grace & Co. Long-Term Disability Income Plan ("LTD Plan")
o      Executive Salary Protection Plan ("ESP Plan")
o      The W. R. Grace & Co. Voluntary Group Accident Insurance Plan
o      The W. R. Grace & Co. Business Travel Accident Insurance Plan
o      The W. R. Grace & Co. Group Term Life Insurance Program
o      Personal Excess Liability Insurance


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Alfred E. Festa                 November 17, 2003                         Page 6

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o      The W. R. Grace & Co. Group Medical Plan
o      The W. R. Grace & Co. Dental Plan
o      Retiree Medical Coverage


In addition, during your employment with the Company, you shall also be entitled to participate in all other employee/executive perquisite, pension and welfare benefit plans and programs made available to the Company's senior level executives or to its employees generally, as such plans or programs may be in effect, and amended, from time to time.

INDEMNIFICATION

The Company shall to the extent permitted by applicable law, indemnify you and hold you harmless from and against any and all losses and liabilities you may incur as a result of your performance of your duties hereunder in accordance with the provisions of this letter agreement (except those liabilities that result from any behavior by you that is enumerated in the "Cause" definition of this agreement). In addition, the Company shall indemnify and hold you harmless against any and all losses and liabilities that you may incur, directly or indirectly, as a result of any third party claims brought against you (other than by any taxing authority) with respect to the Company's performance of (or failure to perform) any commitment made to you under this agreement. The Company shall obtain, if reasonably available, such policy or policies of insurance as it reasonably may deem appropriate to effect this indemnification.

DISPUTE RESOLUTION

Any dispute, controversy or claim arising out of or relating to this letter agreement, or a breach thereof, shall be settled by arbitration in accordance with the laws of the State of Maryland, without respect to the conflict of laws rules thereof, and the arbitration shall be conducted in Maryland or such other location as the Company and you may mutually agree in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as such rules are in effect in New York, NY on the date of the delivery of a demand for arbitration, which shall be effectuated by the demanding party providing notice to the other party in accordance with the provisions below under the heading "Notices". The parties expressly acknowledge that they are waiving their rights to seek remedies in court, including without limitation the right (if any) to a jury trial.

There shall be three arbitrators, one to be chosen by each party at will within 10 business days from the date of delivery of demand for arbitration and the third arbitrator to be selected by the two arbitrators chosen. If the two arbitrators are unable to select a third arbitrator within 10 business days after the last of the two arbitrators is chosen by the parties, the third arbitrator shall be designated, on application by either party, by the American Arbitration Association.

The decision of a majority of the arbitrators shall be final and binding on the parties and their respective heirs, executors, administrators, personal representatives, successors and assigns. Judgment upon any award of the arbitrators may be entered in any court of competent jurisdiction, or application may be made to any such court for the judicial acceptance of the award and for an order of enforcement.


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Alfred E. Festa                 November 17, 2003                         Page 7

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RELOCATION

As specified above, your office will be located in Columbia, Maryland, which will require you to relocate to the Columbia area. Therefore, you will be entitled to receive principal residence relocation assistance under the Company's relocation policy applicable to the relocation of active employees. A copy of that policy has previously been provided to you.

FINANCIAL COUNSELING PROGRAM

As an officer of the Company, you will be eligible to participate in the Company's Financial Counseling Program. This Program provides you with financial and estate planning and income tax preparation assistance. The Company will pay up to $4,000 per calendar year for reasonable, supportable expenses, except that the maximum amount for the first year of your participation will be $9,000.

COMPANY CAR

The Company will arrange for you to lease, at the Company's expense, an automobile for use on Company business and for your personal use. The terms of the coverage will be the same as those provided for other officers of the Company, including a purchase price cap of $50,000.

EXECUTIVE PHYSICAL PROGRAM

As an officer of the Company, you will be eligible to receive a Company-paid annual executive physical examination.

NOTICES

Except as otherwise provided herein, you and the Company agree that any notices and other communications permitted or required under this letter agreement shall be in writing and shall be given by hand delivery to the other party or sent by registered or certified mail, return receipt requested, postage prepaid, or by nationally recognized overnight courier service, addressed as follows:

         If to you:

         Alfred E. Festa
         W. R. Grace & Co.
         7500 Grace Drive
         Columbia, MD 21044

         If to the Company:

         W. R. Grace & Co.
         Attention:  General Counsel
         7500 Grace Drive
         Columbia, MD 21044


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Alfred E. Festa                 November 17, 2003                         Page 8

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or to such other addresses as either party furnishes to the other in writing in accordance with this notice provision. Notices and communications shall be effective when actually received by the addressee.

NO MITIGATION; NO SET OFF

In the event of any termination of employment hereunder, you shall be under no obligation to seek other employment and there shall be no offset against any amounts due to you under this letter agreement on account of any remuneration attributable to any subsequent employment you may obtain. The amounts payable hereunder shall not be subject to setoff, counterclaim, recoupment, defense or other right which the Company may have against you.

SUCCESSORS

Except as otherwise provided herein, this letter agreement is personal to you, and without the prior written consent of the Company shall not be assignable by you other than by will or the laws of descent and distribution. This agreement shall inure to the benefit of and be enforceable by your legal representatives. This agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Except as provided herein, this agreement shall not be assignable by the Company without your prior written consent. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. "Company" means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this agreement by operation of law or otherwise.

SURVIVORSHIP

The respective rights and obligations of the parties hereunder shall survive any termination of your employment to the extent necessary to effect those rights and obligations.

VACATION

As an officer of the Company, you shall be entitled to four weeks paid vacation per full calendar year of employment with the Company.

LEGAL FEES

The Company will also reimburse you for reasonable legal expenses, not to exceed $10,000, which you incur with respect to reviewing this letter agreement.

CONFIDENTIALITY AND NON-COMPETE AGREEMENTS

In order to commence employment with the Company, you will be required to sign the Company's standard employment agreement (the "Standard Agreement"), which includes agreements regarding the confidentiality of Company information and non-competition, and similar provisions.


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Alfred E. Festa                 November 17, 2003                         Page 9

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You and the Company agree that, to the extent that the terms the Standard
Agreement differ from the terms of this letter agreement, then the terms of this letter agreement (and not the Standard Agreement) shall control your employment relationship with the Company, and that the provisions of item 5 of the Standard Agreement are not applicable to the terms of this letter agreement, in that the Standard Agreement does not supercede any terms of this letter agreement. A copy of the Standard Agreement that you will be required to sign has previously been provided to you.

MISCELLANEOUS

You and the Company acknowledge this letter agreement, and the other written agreements referred to herein, contain the entire understanding of the parties concerning the subject matter hereof. You and the Company acknowledge that this agreement supersedes any prior agreement between you and the Company concerning the subject matter hereof. Except as expressly otherwise provided herein, this agreement shall not adversely affect your right to participate in, or receive any benefit under, any incentive, severance or other benefit plan or program in which you may from time to time participate.

If any provision of this agreement is held invalid or unenforceable in whole or in part, such provision, to the extent it is invalid or unenforceable, shall be revised to the extent necessary to make the provision, or part hereof, valid and enforceable, consistent with the intentions of the parties hereto. Any provision of this agreement that is held invalid or unenforceable, in whole or in part, shall not affect the validity and enforceability of the other provision of this agreement, which shall remain if full force and effect.

This letter agreement may be amended, superseded or canceled only by a written instrument specifically stating that it amends, supersedes or cancels this agreement, executed by you and the Company.

If you have any questions regarding any expectations of your new position, please call me.

If you have any questions regarding the compensation and Company benefit plans and programs, please feel free to call W. Brian McGowan, Senior Vice President, Administration, at (410) 531-4191.



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Alfred E. Festa                 November 17, 2003                        Page 10

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Fred, we are very excited about your joining the Grace organization and look forward to a productive and mutually rewarding relationship.

Sincerely,


/s/ Paul J. Norris



Paul J. Norris
Chairman, President & Chief Executive Officer
W. R. Grace & Co.

Attachment


cc:    W. B. McGowan




AGREED AND ACCEPTED:


/s/ Alfred E. Festa

-------------------------------
Alfred E. Festa


11/17/2003
-------------------------------
Date